As filed with the Securities and Exchange Commission on August 15, 2025.             Registration No. 333-

United states SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Sensus Healthcare, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	27-1647271
(State of incorporation)	(I.R.S. Employer Identification Number)

851 Broken Sound Pkwy. NW #215

Boca Raton, FL 33487

(Address of Principal Executive Offices)

2017 Incentive Plan

(Full Title of Plan)

Javier Rampolla
Chief Financial Officer
Sensus Healthcare, Inc.
851 Broken Sound Pkwy. NW #215
Boca Raton, Florida 33487
(561) 922-5808

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy To: Robert B. Lamm, Esq. Gunster, Yoakley & Stewart, P.A. 6855 Technology Way Suite 630 Boca Raton, Florida 33431 (954) 462-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “accelerated filer,” “large accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer ☐
Non-accelerated filer	☒	Smaller reporting company ☒
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 1,500,000 shares of the Common Stock of Sensus Healthcare, Inc. (the “Company”) that may be issued pursuant to the Company’s 2017 Incentive Plan, as amended and restated (the “Plan”). The Company initially registered 500,000 shares of Common Stock for issuance under the Plan on a Registration Statement on Form S-8 (File No. 333-221372) (the “Initial Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on November 6, 2017, and subsequently registered 250,000 additional shares of Common Stock for issuance under the Plan on a Registration Statement on Form S-8 (File No. 333- 273922) (together with the Initial Registration Statement, the “Existing Registration Statements”), filed with the Commission on August 11, 2023. In accordance with Section E of the General Instructions to Form S-8, the contents of the Existing Registration Statements are incorporated by reference herein, except that the provisions contained in Part II of each of the Existing Registration Statements are modified as set forth herein.

PART II

Information Required in the Registration Statement

Item 6. Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Further subsections of the DGCL Section 145 provide that:

■	to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith;

■	the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and

■	the corporation shall have the power to purchase and maintain insurance of behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

The term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise.

Section 145 of the DGCL makes provision for the indemnification of such individuals in terms sufficiently broad to indemnify them under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Company may, in its discretion, similarly such individuals, including its employees, agents, executive officers, and directors.

The certificate of incorporation and bylaws of the Company provide that, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, the Company will indemnify directors and officers from and against any and all of the expenses, liabilities or other maters referred to in Section 145 of the DGCL. Under Section 102(b)(7) of the DGCL, a corporation may relieve its directors and certain officers from personal liability to such corporation or its stockholders for monetary damages for breaches of their fiduciary duties, except as specified in such section. The Company’s certificate of incorporation relieves its directors and officers from personal liability to the Company or its stockholders for a breach of their fiduciary duties in accordance with such section.

The Company maintains insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 8. Exhibits.

The exhibits listed below in the “Exhibit Index” are part of this Registration Statement on Form S-8 and are numbered in accordance with Item 601 of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Boca Raton, State of Florida, on the August 15, 2025.

SENSUS HEALTHCARE, INC.

By:	/s/ Joseph C. Sardano
Joseph C. Sardano
Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Joseph C. Sardano, Javier Rampolla and Michael J. Sardano and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to the registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Joseph C. Sardano	Chief Executive Officer
Joseph C. Sardano	(Principal Executive Officer), Director	August 15, 2025

Chief Financial Officer
/s/ Javier Rampolla	(Principal Financial Officer and Principal
Javier Rampolla	Accounting Officer)	August 15, 2025

/s/ Megan Cornish	Director	August 15, 2025
Megan Cornish

/s/ William McCall	Director	August 15, 2025
William McCall

/s/ Anthony B. Petrelli	Director	August 15, 2025
Anthony B. Petrelli

/s/ Michael J. Sardano	Director	August 15, 2025
Michael J. Sardano

EXHIBIT INDEX

4.1	Amended and Restated Certificate of Incorporation of Sensus Healthcare, Inc. - incorporated herein by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q (filed 8/13/2024)(No. 333-209451).
4.2	Bylaws of Sensus Healthcare, Inc. - incorporated herein by reference to Exhibit 3.2 of the Registrant’s Amendment No. 1 to Registration Statement on Form S-1 (filed 2/10/16) (No. 333-209451).
5.1*	Opinion of Gunster, Yoakley & Stewart, P.A.
23.1*	Consent of Marcum LLP.
23.2*	Consent of Berkowitz Pollack Brant Advisors + CPAs.
23.2	Consent of Gunster, Yoakley & Stewart, P.A. (contained in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).
99.1	2017 Incentive Plan, as amended and restated as of May 27, 2025 – incorporated herein by reference to Appendix A of the Registrant’s Definitive Proxy Statement on Form DEF 14A (filed 4/29/2025) (No. 001-37714).
99.2	Form of Restricted Stock Award Agreement incorporated by reference to Exhibit 10.2 of the Company’s Registration Statement on Form S-8 (filed 11/6/17)(No. 333-221372).
107*	Filing Fee Table
* Filed herewith

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